                                                                    EXHIBIT 99.1

                                        FOR:   Drypers Corporation

                                APPROVED BY:   Walter V. Klemp
                                               Chairman & Co-Chief
                                               Executive Officer
                                               (713) 869-8693
FOR IMMEDIATE RELEASE
---------------------
                                     CONTACT:  Cheryl Schneider/Tessa Lavender
                                               Press: Michael McMullan
                                               Morgen-Walke Associates
                                               (212) 850-5600


            DRYPERS CORPORATION REPORTS FIRST QUARTER 1998 RESULTS
                  - RECORD FIRST QUARTER NET SALES ACHIEVED -



  HOUSTON, TEXAS, April 24, 1998 -- Drypers Corporation (Nasdaq: DYPR) today reported results for the first quarter ended March 31, 1998.

  For the quarter, net sales increased 30.6% to $78.6 million, compared with $60.2 million for the same period in 1997. In line with previously announced expectations for the quarter, the Company recorded a net loss of $5.7 million, or $0.46 per diluted share reflecting costs related to the combination of advertising and promotional expenses in connection with the national television campaign for Drypers(R) premium diapers, the launch of the Xclaim detergent business, and increasing international capacity in developing markets. This compared to net income of $1.8 million, or $0.11 per diluted share, in the first quarter of 1997.

  Walter V. Klemp, Chairman and Co-Chief Executive Officer, said, "We are pleased with Drypers' sales growth of nearly 31% in the first quarter, which reflects 12% and 89% increases in domestic and international sales, respectively. Excluding our Brazilian business, which began operations in the first quarter of 1997, international sales increased approximately 25% reflecting strong growth in Argentina and Mexico. Sales growth in the first quarter was achieved in spite of lower sales to Asia due to the currency crisis there and a price war in Mexico initiated by a competitor toward the end of the quarter."

  Terry A. Tognietti, Co-Chief Executive Officer and President of Drypers North America, commented, "We believe the launch of Drypers' first-ever national television media campaign in the United States for our premium diapers is creating tremendous momentum. We saw an increase in our grocery store penetration to 68% at the end of the first quarter versus 60% in the year-ago period and 66% at the end of 1997. It's still too early to predict the exact impact of this campaign, but we know it's having some effect evidenced by the positive comments and reaction to the commercial."


                                    - more -
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DYPR: REPORTS FIRST QUARTER 1998 RESULTS                                PAGE 2


     Mr. Klemp added, "We also recently established a revolving line of credit with BankBoston, N.A., providing for a maximum credit facility of $50,000,000 for a three year period, which compares to our previous $21,000,000 revolving line of credit. This is a significant and exciting achievement, as it is a global line of credit, reflecting the truly global nature of Drypers."

     Mr. Klemp concluded, "In conjunction with continued strength in our international markets, our newly enhanced working capital position in the United States and our foreign subsidiaries has solidly positioned Drypers to continue our growth as a global company."

     On April 6, 1998, the Company exercised its option to acquire its Brazilian contract manufacturer of its diapers. This transaction is subject to approval by the Brazilian government.

     Mr. Klemp added, "This acquisition results in Drypers having full control of our Brazilian manufacturing facility, affording us the opportunity to improve efficiencies there, which should positively impact on gross margins in future quarters."

  Drypers Corporation manufactures and markets disposable baby diapers and other consumer products under the Drypers(R) and other brand names. The Company also produces other branded and private label diapers and related products. The Company's products are sold through grocery stores and mass merchants throughout the United States, Latin America and other international markets.

  This press release contains, and any oral statements made by the Company concerning this release may contain, forward-looking statements that involve assumptions and uncertainties. The Company's actual results could differ materially. Some of the more significant factors that could cause or contribute to such differences are noted in the Company's Reports on Form 10-K and 10-Q, and include, but are not limited to, competitive and economic factors, price changes by competitors, changes in costs of raw materials, timing of technological advances by the Company and its competitors, lack of acceptance by consumers of new products, and fluctuations in currency values and economic conditions in international markets.



                          (Financial Table To Follow)


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                              DRYPERS CORPORATION
                      CONSOLIDATED STATEMENTS OF EARNINGS
              (In Thousands, Except Share and Per-Share Amounts)



                                                  Three Months Ended
                                             ---------------------------
                                               March 31,      March 31,
                                                 1998          1997
                                             ------------    -----------
                                                     (Unaudited)


NET SALES                                      $  78,592       $  60,161

COST OF GOODS SOLD                                47,249          36,756
                                              ----------       ---------

  Gross profit                                    31,343          23,405


SELLING, GENERAL
 & ADMINISTRATIVE EXPENSES                        32,477          18,961
                                              ----------       ---------

  Operating income (loss)                         (1,134)          4,444

INTEREST EXPENSE, net                              3,450           2,198

OTHER INCOME (EXPENSE)                                56            (123)
                                              ----------       ---------

INCOME (LOSS) BEFORE INCOME
 TAX PROVISION                                    (4,528)          2,123

INCOME TAX PROVISION                               1,141             150
                                              ----------       ---------

NET INCOME (LOSS)                                 (5,669)          1,973

PREFERRED STOCK DIVIDEND                              80             168
                                              ----------       ---------

NET INCOME (LOSS) ATTRIBUTABLE
 TO COMMON STOCKHOLDERS                        $  (5,749)      $   1,805
                                              ==========      ==========


INCOME (LOSS) PER COMMON SHARE:
  Basic                                        $   (0.46)      $    0.23
                                              ==========      ==========
  Diluted                                      $   (0.46)      $    0.11
                                              ==========      ==========

COMMON SHARES OUTSTANDING                     12,540,053       7,837,778
                                              ==========      ==========

COMMON AND POTENTIAL COMMON
SHARES OUTSTANDING                            12,540,053      17,924,752
                                              ==========      ==========


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